Exhibit 99.1

National & Retail Trades and First Call

For release: May 6, 2004 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS APRIL SALES

MENOMONEE FALLS, WI, -- (Business Wire) – May 6, 2004 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended May 1, 2004 increased 10.1 % over the four-week period ended May 3, 2003. On a comparable store basis, sales decreased 4.6%.

For the first quarter ended May 1, 2004, total sales were up 12.4% over the quarter ended May 3, 2003.  On a comparable store basis, sales for the fiscal quarter decreased 0.1%.

Larry Montgomery, Chairman and CEO of Kohl’s Corporation, stated that, “Although we are disappointed with the sales results for April and the quarter, expenses were well controlled and our emphasis on inventory management resulted in increased merchandise margins.  As a result, we remain comfortable with our previously provided earnings guidance of $0.32 to $0.34 per diluted share for the quarter.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	May 1, 2004	May 3, 2003	All Stores	Comp Stores

April	$790.8	$718.0	10.1%	-4.6%
First Quarter	$2,380.2	$2,117.7	12.4%	-0.1%

On April 16th, the Company successfully opened 26 stores, including the entry into the San Diego, CA market with five stores and the Fresno, CA market with three stores.

The Company expects to open approximately 48 stores in the third fiscal quarter including its entry into San Francisco, CA with 11 stores and Salt Lake City, UT with five stores.

At May 1, 2004, the Company operated 589 stores in 38 states, compared with 492 stores in 34 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

First Quarter Earnings Release

Kohl’s Corporation will release its first quarter earnings report on May 13, 2004 at 4:00 PM (EST). A conference call is scheduled at 5:00 PM (EST). Investors will have the opportunity to listen to the conference call by dialing (847) 619-6398 ten minutes prior to the start of the call. A replay of the call will be available for 24 hours at (630) 652-3018, Pass Code: 8833944.

In addition, the call will be web cast live over the Internet through Broadcast Network’s vcall web site located at http://www.vcall.com. To listen to the call, please go to the Web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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